SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement ("Release") by and between Sprint Communications Company L.P. ("Sprint"), and Oblio Telecom Inc. ("Oblio") is effective as of the date signed by both Sprint and Oblio below.

Pursuant to the applicable provisions of the Sprint Prepaid PIN Distribution Agreement (the "Distribution Agreement") entered into between Sprint and Oblio, Oblio purchases telecommunications services from Sprint for the purpose of providing prepaid card services. Oblio has provided Sprint with a certification dated September 10, 2006 stating that it is entitled to an exemption from Sprint billing Oblio the Carrier Universal Service Charge ("CUSC") and related charges for Sprint telecommunications services that Oblio purchases pursuant to the Distribution Agreement ("Exempt Services") because Oblio contributes directly to the Universal Service Administrator pursuant to Federal Communications Commission ("FCC") rules on its revenues derived from such Exempt Services. Oblio represents that it has been contributing directly to the Universal Service Administrator since January 1, 2006. By executing this Release, Sprint and Oblio are agreeing to a reimbursement of the contributions made by Sprint to the Universal Service Administrator between January 2006 and December 2006. Such reimbursement is calculated as the difference between the amount Sprint owed for the Universal Service Fund ("USF") including Oblio's revenues and the amount Sprint owed for the USF without Oblio's revenues.

Based upon Oblio's representations and in consideration of the mutual covenants and promises described below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Oblio and Sprint agree as follows:

1. Sprint agrees to provide an invoice credit to Oblio in an amount equal to $1,909,000 (the "Credit Amount"), in full satisfaction of all amounts related to the contributions made by Sprint to the Universal Service Administrator from the period of January 1, 2006 through December 31, 2006. The Credit Amount will be issued to Oblio on an invoice from Sprint no later than 5 days from the effective date of this Release.

2. The parties acknowledge that Sprint may recognize additional revenue in 2007 for the sale of the Exempt Services where USF charges were embedded in 2006. At the end of each of the first, second and third quarters of 2007 (each, a "Quarter"), Sprint will identify the applicable Exempt Services sold by Sprint to Oblio during 2006 for which revenue was recognized and USF was paid in the respective quarter. Pursuant to the guidelines and calculations described in this Release, Sprint will calculate the amount of USF charges paid in such Quarter and provide a summary report to Oblio of the calculation. Within 60 days after the end of each Quarter, a credit will be issued on an invoice to Oblio equal to the calculated amount of USF charges paid in such Quarter. Oblio agrees that Sprint shall have no further liability to calculate or issue credits to Oblio for USF charges under this Release after September 30, 2007.

3. If the FCC determines that the services provided by Sprint to Oblio under the Distribution Agreement from January 1, 2006 through the effective date of this Release are subject to CUSC contributions by Sprint, Oblio will pay Sprint an amount equal to the required contributions plus any associated fees, interest or charges incurred by Sprint. If the FCC or the

Universal Service Administrator determines that Oblio's services are subject to the CUSC contributions, Oblio will make all such contributions at its expense.

4. Customer will indemnify, defend and hold harmless Sprint from and against any third party claims, losses, costs (including reasonable attorneys' fees), and pay all forfeitures or court-awarded damages, brought against Sprint based on any allegation that Customer failed to make any applicable federal, state or local tax payments, including any USF contributions required by law, FCC rules or this Release.

5. Oblio and Sprint agree to mutually and irrevocably release, acquit and forever discharge each other and, as applicable, each other's owners, stockholders, partners, attorneys, predecessors, successors, assigns, agents, directors, officers, employees, representatives, and parent, subsidiary and affiliated companies and agencies from any and all charges, complaints, claims, obligations, promises, agreements, controversies, damages, liabilities, actions, causes of action, suits, rights, remedies, demands, costs, losses, debts, credits, accountings, and expenses (including attorney's fees) of any character or nature whatsoever, whether arising in law or in equity, in contract, tort or otherwise, which the parties now have, own or hold, or which they may hereafter have, own or hold, whether presently known or unknown or foreseen or foreseeable or ascertainable, concerning any act, omission, breach, condition, proceeding involving the parties, occurrence or event, related in any manner to the Dispute.

6. The parties agree that this Release and its terms shall remain confidential and shall not be disclosed in any way to any non-party unless compelled by legal process. Each party agrees to promptly notify the other party in the event it is served with legal process requiring disclosure of any of the matters covered by this Release.

7. Each party represents and warrants that (a) it has not commenced any action or proceeding at law, in equity in arbitration or otherwise against the other relating to the subject matter of this Release, and (b) it has full power and authority to enter into this Release.

8. The covenants, representatives and warranties set forth in this Release shall survive the execution and closing of this Release.

9. Each of the parties hereto agrees to take such further actions and execute such other documents and agreements as are necessary to carry out the intentions of the parties with respect to this Release.

10. This Release represents and contains the entire agreement and understanding between the parties hereto with respect to the subject matter of this Release. This Release shall be governed by and construed in accordance with the laws of the State of Kansas.